SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 ARTISOFT, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

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    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

Artisoft

2202 North Forbes Boulevard
Tucson, Arizona 85745



- --------------------------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 22, 1996





The  annual  meeting  of  the   shareholders  of  Artisoft,   Inc.,  a  Delaware
corporation, will be held at The Westin La Paloma Hotel, 3800 East Sunrise Drive, Tucson, Arizona 85718, on Tuesday, October 22, 1996, at 10:00 a.m. M.S.T. for the following purposes:

                  1. To elect two Directors for the term set forth in the accompanying Proxy Statement;

                  2. To consider and act upon a proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997; and

                  3. To transact such other business as may properly come before the meeting.

Only holders of record of Artisoft Common Stock at the close of business on September 5, 1996 will be entitled to vote at the meeting.

A copy of the Company's 1996 Annual Report to Shareholders, which includes certified financial statements, is enclosed. Management and the Board of Directors cordially invite you to attend the annual meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting, we urge you to sign, date and return the enclosed proxy card promptly.

                                            /s/ Ernest E. East
                                            ------------------------------------
                                            Ernest E. East
                                            Vice President, General Counsel
                                            and Secretary



Tucson, Arizona
September 12, 1996

                                 Artisoft, Inc.
                           2202 North Forbes Boulevard
                              Tucson, Arizona 85745



                                 PROXY STATEMENT

The Board of Directors of Artisoft, Inc. (the "Company") solicits your proxy in the form enclosed to use at the annual meeting of shareholders to be held on Tuesday, October 22, 1996, at 10:00 a.m. M.S.T. (the "1996 Annual Meeting") or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on September 12, 1996.



                                  VOTING RIGHTS

Only shareholders of record at the close of business on September 5, 1996, may vote at the 1996 Annual Meeting or any adjournment or postponement thereof, notwithstanding any transfer on the books of the Company thereafter. As of that date, there were 14,527,682 outstanding shares of $.01 par value Common Stock of the Company, and no outstanding shares of $1.00 par value Preferred Stock of the Company. Each shareholder of record is entitled to one vote for each share of Common Stock registered in his or her name. Cumulative voting is not permitted.

A majority of all the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the 1996 Annual Meeting. Abstentions and broker non-votes will also be included in the determination of the number of shares represented for a quorum. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding materials and obtaining proxies from their principals. The Company has also retained Morrow & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $3,500 plus reasonable out-of-pocket expenses.

All valid proxies received before the 1996 Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no choice is indicated on the proxy, the shares will be voted in accordance with the recommendations of the Board of Directors as to such matters. Proxies may be revoked at any time prior to the time they are voted by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; or (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (c) attending the 1996 Annual Meeting and voting in person (attendance at the 1996 Annual Meeting will not in and of itself constitute revocation of a proxy).

                                   Item No. 1

                              ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with one class of directors elected annually for a term of three years. Each director serves until a successor has been elected and qualified. The class of directors whose term expires in 1996 is comprised of two directors, Kathryn A. Braun and Gary E. Liebl, each of whom has been nominated for election at the 1996 Annual Meeting to hold office until the 1999 Annual Meeting of Shareholders and until her or his successor is elected and qualified.

The Board of Directors of the Company recommends a vote for Kathryn A. Braun and Gary E. Liebl as Directors. Should either of these nominees become unable to serve for any reason, the Nominating Committee of the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee.



                   Nominees for Election to Term Expiring 1999

Kathryn A. Braun, age 45, has served on the Board of Directors of the Company since August 4, 1994. Ms. Braun is Executive Vice President and General Manager, Personal Storage Group of Western Digital Corporation, a manufacturer of computer disk drives, where she has served in various capacities since 1978. She is also a member of the board of directors of PacifiCorp, a publicly traded electricity and telephone utility company.

Gary E. Liebl, age 54, has served on the Board of Directors of the Company since June 19, 1991. Mr. Liebl is a private investor and business consultant to chief executive officers and boards of directors. Mr. Liebl is Chairman of the Board and a director of QLogic Corporation, a supplier of high-performance SCSI semiconductor products. He is also a director of Emulex Corporation, a supplier of software and hardware based network access products, and Smartflex Systems, Inc., a supplier of flexible interconnect assemblies for high performance electronic products. From 1985 through 1990, Mr. Liebl was employed by Cipher Data Products, Inc., a manufacturer of removable data storage products, serving as its Chairman, President and Chief Executive Officer when it was acquired by Archive Corporation, a computer peripherals manufacturer, in April 1990.



                    Incumbent Directors - Term Expiring 1997

William C. Keiper, age 45, has served on the Board of Directors of the Company since January 28, 1993. Mr. Keiper joined the Company in January 1993 as President and Chief Operating Officer. In June 1993, he became Chief Executive Officer, and was appointed Chairman of the Board in October 1995. From 1986 through January 1993, Mr. Keiper held various positions at MicroAge, Inc., and was serving as President and Chief Operating Officer until he joined the Company. MicroAge, Inc. is a company that distributes, markets and supports personal computer hardware and software.

Joel J. Kocher, age 40, has served on the Board of Directors of the Company since October 26, 1995. Mr. Kocher joined the Company in October 1994, as Executive Vice President and Chief Operating Officer and was promoted to President and Chief Operating Officer in October 1995. Prior to his employment with the Company, Mr. Kocher was Senior Vice President of Dell Computer Corporation as well as President of its Worldwide Sales, Marketing & Services division. He served Dell Computer Corporation in various capacities from April 1990 to September 1994.

                     Incumbent Director - Term Expiring 1998

Jock Patton, age 50, has served on the Board of Directors of the Company since August 4, 1994. Mr. Patton is President of StockVal, Inc., which provides securities analysis software and a proprietary database to mutual funds, major money managers and brokerage firms. Mr. Patton is also a member of the boards of directors of eight different mutual funds within the Pilgrim America Group family of funds. From 1976 to 1993, Mr. Patton was a partner with the Phoenix law firm of Streich Lang.





                                   Item No. 2

                   SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of its Audit Committee, has selected KPMG Peat Marwick LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1997, and to perform other accounting services as requested by the Company. KPMG Peat Marwick LLP has acted as independent auditors of the Company since its appointment in 1990.

Representatives of KPMG Peat Marwick LLP are expected to be present at the 1996 Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement if they desire to do so.

Although it is not required to do so, the Board of Directors has submitted the selection of KPMG Peat Marwick LLP to the shareholders for ratification. Unless a contrary choice is specified, proxies will be voted for ratification of the selection of KPMG Peat Marwick LLP. The Board of Directors unanimously recommends the ratification of its selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal 1996, the Board of Directors met nine times. Each director attended at least 75% of the meetings held during fiscal 1996, including meetings of Committees of which each is a member. The Board of Directors has Audit, Compensation, and Nominating Committees.

The Audit Committee,  which currently is comprised of Jock Patton (Chair),  Gary
E. Liebl, and Kathryn A. Braun, is responsible for: reviewing and recommending to the directors the independent auditors to be nominated or reappointed to audit the financial statements of the Company; confirming and assuring the independence of the independent auditors; reviewing with the independent auditors and management of the Company the scope of and plan for the annual audit, and at the conclusion thereof, reviewing the results of such audit; reviewing with the independent auditors and with management, the adequacy and effectiveness of the accounting and financial controls of the Company; reviewing with management and the independent auditors the financial statements, financial statement footnotes and information contained in the annual report and interim reports to shareholders and in filings with the Securities and Exchange Commission; reviewing with management and the independent auditors the significant accounting and other policies and practices of the Company; inquiring of management and the independent auditors about significant risks or exposures and assessing the steps taken by management to minimize such risks; reviewing with management the major relationships with financial service providers to the Company; and investigating any matter brought to its attention within the scope of its duties. The Audit Committee held four meetings in fiscal 1996.

The Compensation Committee, which currently is comprised of Gary E. Liebl (Chair) and Kathryn A. Braun, is responsible for: approving and administering executive compensation plans, executive bonus plans and stock option plans;
approving stock option grants; and reviewing and approving salary increase guidelines, general compensation policies and procedures, employee loans and Company relocation policies. The Compensation Committee held three meetings in fiscal 1996.

The Nominating Committee, which currently is comprised of Kathryn A. Braun (Chair) and Gary E. Liebl, is responsible for: considering and making recommendations to the Board of Directors as to the appropriate size of the Board and the criteria for selection of candidates to serve on the Board; evaluating all proposed candidates, including those recommended by management, the Board of Directors and the shareholders; recommending to the Board nominees to fill vacancies existing on the Board from time to time; recommending to the Board a slate of nominees for election by the shareholders; making recommendations to the Board with respect to the Chair position; and making recommendations to the Board as to the appropriate size and composition of the committees of the Board. The Nominating Committee will consider as nominees for director persons recommended by the shareholders. Such recommendations should be sent to the Secretary of the Company not later than 90 days preceding the next annual meeting of shareholders at which directors are to be elected and should include the address of the person, a brief description of his or her qualifications and a consent to serve on the Board of Directors. The Nominating Committee held one meeting in fiscal 1996.

                              DIRECTOR COMPENSATION

Directors who are not employees of the Company receive a $10,000 annual retainer, with the exception of Mr. Liebl who, as Vice Chairman of the Board of Directors, is paid an annual retainer of $25,000. All Directors receive an additional $2,000 annual retainer for each Committee on which they serve as a Chairman, plus $1,000 per Board meeting attended and $700 per Committee meeting attended ($400 for telephonic Board or Committee meetings).

Directors who are not employees of the Company receive an option to purchase 15,000 shares of Common Stock upon their initial election to the Board of Directors pursuant to the Artisoft, Inc. 1994 Stock Incentive Plan. In addition, on the date of each annual meeting of shareholders, each Director who is not an employee of the Company receives a nonqualified option to purchase an additional 5,000 shares of Common Stock pursuant to the Artisoft, Inc.1994 Stock Incentive Plan. Options granted pursuant to the Artisoft, Inc. 1994 Stock Incentive Plan vest one-third per year over three years, beginning one year after the date of grant. The option exercise price is equal to the fair market value of the Common Stock on the grant date.

All Directors are reimbursed for their reasonable, out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings. Directors who are employees of the Company do not receive compensation for service on the Board or Committees of the Board other than their compensation as employees.

                             EXECUTIVE COMPENSATION

The following table shows for the three fiscal years ended June 30, 1996, the compensation paid to the Company's Chief Executive Officer, and to the three most highly paid executive officers serving at the end of the fiscal year whose aggregate salary and bonus compensation exceeded $100,000 and the Senior Vice President, Business Development and Technology, who served in that capacity until January 31, 1996 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                            Long-Term
                                                                                           Compensation
                                                Annual Compensation                           Awards
                            ------------------------------------------------------------- ---------------
                                                                                 Other
                                                                                 Annual                          All Other
Current Executive Officers      Year         Salary ($)     Bonus ($)(1)   Compensation ($)(2)  Options #   Compensation ($)(3)
- --------------------------- -------------- ---------------- ------------   ------------------- ----------   -------------------
William C. Keiper(4)           1996            $350,000      $  93,030           $ 4,784         200,000           $2,250
Chairman and                   1995             348,269              0             4,818               0            4,532
Chief Executive Officer        1994             285,000        140,785            37,543         200,000            6,716

Joel J. Kocher(5)              1996             300,000        166,450            18,556         140,000                0
President and                  1995             211,154              0            30,989         360,000                0
Chief Operating Officer        1994                 N/A            N/A               N/A             N/A              N/A

William T. Peterson, III       1996             167,789         30,704            43,653               0            3,447
Vice President,                1995              51,923         10,000                 0         165,000                0
Corporate Marketing            1994                 N/A            N/A               N/A             N/A              N/A

Justin Priestley               1996              93,150         16,480             7,939               0                0
Vice President,                1995              29,231         25,271                 0          50,000                0
Worldwide Sales                1994                 N/A            N/A               N/A             N/A              N/A
Operations

Former Executive Officer
- ------------------------
Sunil Padiyar(6)               1996             226,731              0               827               0            1,554
Senior Vice President,         1995             143,789              0             2,375          25,000            5,207
Business Development and       1994             110,000         32,603            17,567          20,000            1,663
Technology

- --------------------------------------
1 Unless otherwise noted, includes amounts paid or payable under the executive bonus plans for fiscal 1996, 1995 or 1994, respectively. Does not include bonus payments paid in fiscal 1996, 1995 or 1994 for bonuses accrued and included in the prior fiscal year. All bonus payments made for fiscal 1996 were for the second half of such year except for Mr. Kocher who also received a bonus of $100,000 on October 26, 1995.

2        Includes  relocation  expenses  imputed into income,  cash payments for
         estimated  income-tax  effect  of  imputed  relocation  expenses,   and
         Company-paid life insurance and income tax preparation services.

3        Includes 401(k) plan Company matching funds.

4 For fiscal 1996, Other Annual Compensation included $2,000 for executive income tax preparation services and $2,818 for Company-paid life insurance. For fiscal 1994, Other Annual Compensation included $26,181 for relocation expenses imputed into income, $8,036 for estimated income-tax effect of imputed relocation expenses, $2,240 for executive income tax preparation services and $1,086 for Company-paid life insurance.

5 Mr. Kocher was hired on October 5, 1994, as Executive Vice President and Chief Operating Officer of the Company. For fiscal 1995, Other Annual Compensation included $18,781 for relocation expenses imputed into income, $9,729 for estimated income-tax effect of imputed relocation expenses, $1,675 for executive income tax preparation services and $804 for Company-paid life insurance.

6 Includes $161,539 salary paid to Mr. Padiyar as an officer of the Company and $65,192 in severance payments after his resignation.

The following table sets forth information with respect to the grants of stock options to the Named Officers during the fiscal year ended June 30, 1996:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             Potential Realizable Value at
                                                % of Total                                Assumed Annual Rates of Stock Price
                                                 Options                                     Appreciation for Option Term(1)
                                 Options        Granted to     Exercise or                   -----------------------------
                                 Granted       Employees in    Base Price      Expiration
Name                              (#)(2)        Fiscal Year     ($/sh)(3)         Date           5% ($)         10% ($)
- ----                            ---------      -----------      ---------         ----           ------         -------
William C. Keiper                200,000           14.1          $9.375        10/26/2005      $1,179,180      $2,988,260

Joel J. Kocher                   140,000           9.8            9.375        10/26/2005       $825,426       $2,091,782

William T. Peterson, III            0               0               0             N/A              0               0

Justin Priestley                    0               0               0             N/A              0               0

Sunil Padiyar                       0               0               0             N/A              0               0

- --------------------------------
1        Reflects  the value of the stock  option on the date of grant  assuming
         (i) for the 5% column, a five percent annual rate of appreciation in the Company's Common Stock over the 10-year term of the option and (ii) for the 10% column, a 10% annual rate of appreciation in the Company's Common Stock over the 10-year term of the option, in each case without any discounting to net present value and before any income taxes associated with the exercise. Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock and the continued employment of the Named Officer through the vesting period and exercise period. These amounts represent assumed rates of appreciation only, based on Securities and Exchange Commission Rules, and may not necessarily be indicative of actual results obtained.

2 Options were granted under the Artisoft, Inc. 1994 Stock Incentive Plan ("1994 Plan"). The 1994 Plan authorizes the issuance of up to 2 million shares of the Company's Common Stock plus additional shares equivalent to 1.5% of the number of shares of Common Stock issued and outstanding as of January 1 of each year commencing on January 1, 1995. The Plan is administered by the Compensation Committee of the Board of Directors, the members of which are required to be "disinterested" within the meaning of Rule 16b-3 promulgated pursuant to the Exchange Act. The Plan provides for adjustments to reflect any future stock dividends, stock splits or other relevant capitalization changes. Options to be granted under the Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified options, and will be exercisable within 10 years after the date of the grant (five years for incentive stock options granted to holders of more than 10% of the outstanding Common Stock). The option price is 100% of the fair market value of the shares on the date the option was granted (or 110% of fair market value in the case of incentive stock options granted to holders of more than 10% of the outstanding Common Stock). The options granted under the Plans generally become 25% vested after the first anniversary of the date of grant, and thereafter the options vest monthly over the remaining three-year period. The options are not exercisable later than 10 years after the date they are granted. Unvested options generally terminate upon the death or termination of employment of the optionee.

3        All options were granted at the fair market value on the date of grant.

The following table sets forth information with respect to the exercise of stock options by the Named Officers during the fiscal year ended June 30, 1996, and the number and value of unexercised options held by the Named Officers at the fiscal year end:

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                        Number of Unexercised Options at   Value of Unexercised In-the-Money
                                                           Fiscal Year End (#)(1),(2)      Options at Fiscal Year End ($)(3)
                         Shares                         --------------------------------   ---------------------------------
                      Acquired on       Value
Name                  Exercise(#)     Realized ($)      Exercisable      Unexercisable      Exercisable      Unexercisable
- ----               ---------------     ------------      -----------      -------------      -----------      -------------
William C. Keiper            0         $      0             486,553          363,447         $        0       $        0

Joel J. Kocher               0                0             138,120          361,880             32,768           61,732

William T.                   0                0              47,566          117,434             29,729           73,396
Peterson, III

Justin Priestley         2,917            3,282              10,416           36,667              6,614           22,917

Sunil Padiyar                0                0              84,861                0             20,061                0

- -------------------------
1 All options for Common Stock were granted pursuant to the Artisoft, Inc. Amended 1990 Stock Incentive Plan or the Artisoft, Inc. 1994 Stock Incentive Plan.

2 Options for Common Stock granted under the Amended 1990 Stock Incentive Plan and the 1994 Stock Incentive Plan generally vest over a four-year period from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting monthly over the remaining three-year period.

3 Represents the difference between the closing price ($8.75) of the Company's Common Stock as of June 30, 1996 as reported by the Nasdaq National Market, and the exercise price of the options.

             EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS



The Company has entered into employment agreements with Messrs. Keiper and Kocher which provide for annual base salaries of $350,000 and $300,000 respectively, which may be increased at the discretion of the Board of Directors or decreased in connection with across-the-board salary reductions similarly affecting all senior executives of the Company. The agreements also provide for payment of discretionary bonuses, including bonuses payable under bonus plans available to other executives, and for participation in employee benefit plans and fringe benefits generally available to the Company's senior executives. Mr. Keiper's agreement became effective on October 23, 1995 and Mr. Kocher's agreement became effective October 26, 1995. Mr. Keiper's agreement is for an initial term of two years and Mr. Kocher's agreement is for an initial term of three years. Thereafter, each agreement is automatically extended for successive one-year periods unless otherwise terminated as provided therein.

Except for salary and initial term, as noted above, the agreements for Messrs. Keiper and Kocher are similar and provide as follows. If either executive's employment is terminated by reason of his death or "Disability" (as defined in the agreement), by the Company for "Cause" (as defined in the agreement) or by either executive for any reason (other than for "Good Reason") (as defined in the agreement), then they will be entitled to their compensation through the date of termination. If either executive's employment is terminated upon the expiration of any term of the agreement, then the Company will (i) continue their base salary then in effect for a period of one year in the case of Mr. Keiper, and six months in the case of Mr. Kocher, following the date of termination, (ii) pay to either executive a lump sum payment equal to the average of their annual bonuses paid for the three fiscal years immediately preceding the fiscal year in which the termination of employment occurs, and
(iii) provide for the continued vesting of all unvested stock options held by either executive that would otherwise have vested within one year following the date of termination. If either executive's employment is terminated by the Company without Cause or by them for Good Reason prior to a "Change of Control" (as defined in the agreement), then the Company will (i) continue their base salary then in effect until the earlier of the employment of either executive in a senior executive position, or two years in the case of Mr. Keiper or one year in the case of Mr. Kocher, following the date of termination of employment (with a minimum salary continuation period of one year for Mr. Keiper and six months for Mr. Kocher), (ii) pay to either executive a lump sum payment equal to the average of the annual bonuses paid to them for the three fiscal years immediately preceding the fiscal year in which the termination of employment occurs, (iii) maintain the employee benefits available to them immediately prior to the termination of employment until the earlier of his attainment of comparable benefits upon alternative employment or one year following the termination date, and (iv) provide for the immediate vesting of all unvested stock options previously granted them.

Messrs. Keiper and Kocher have also entered into Change in Control Agreements, each dated October 26, 1995, providing that if their employment is terminated by the Company without cause or by the executive for "Good Reason" following a change in control, then the Company will pay a lump sum payment to such executive. For Mr. Keiper the payments would include (i) 2.99 times his base salary, (ii) a pro rata portion of the target bonus for the year in which the termination occurred, (iii) one times his highest target bonus for the past three years or the year in which the termination occurred, regardless of whether the target bonus was actually paid, (iv) a continuation of employee benefits for the earlier to occur of three years or benefit coverage under a subsequent employer with substantially equivalent benefits, and (v) the vesting of all unvested stock options. In the case of Mr. Kocher, the payment would include (i) two times his base salary, (ii) a pro rata portion of the target bonus for the year in which the termination occurred, (iii) one times his highest target bonus for the past three years or the year in which the termination occurred regardless of whether the target bonus was actually paid, (iv) a continuation of employee benefits for the earlier to occur of two years or benefit coverage under a subsequent employer with substantially equivalent benefits, and (v) the vesting of all unvested stock options.

In addition, if it is determined that any payment provided for above would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Keiper or Mr. Kocher would be entitled to an additional gross-up payment that would place them in the same after-tax economic position that they would have enjoyed if the excise tax had not applied to the payment.

In addition, the Company has entered into change-in-control agreements with certain of its executive officers. These agreements provide that (i) in the event of a change in control, and (ii) in the event of a subsequent reduction in duties and responsibilities of the executive officer, then the executive officer's unvested stock options that would otherwise vest over the two-year period following the date of reduction of duties and responsibilities, will vest, and the Company will continue to pay to such executive officer the base salary, proportionate bonus and other employee benefits that the executive officer would otherwise have received for a one-year period after the date of reduction of duties and responsibilities.

With respect to options granted under the Artisoft, Inc. Amended 1990 Stock Incentive Plan, in the event of a change of control of the Company, the Compensation Committee of the Board of Directors, in its discretion, may elect to do either or both of the following: (a) declare any option theretofore granted to be immediately exercisable and fully vested; and (b) cash out the value of all outstanding stock options at the price per share at which the change in control occurs. Under the Artisoft, Inc. 1994 Stock Incentive Plan ( "Stock Incentive Plan" ), the Compensation Committee may, in its discretion for all Participants (as defined in the Stock Incentive Plan) other than nonemployee directors, accelerate vesting under any award under the Stock Incentive Plan in the event of a Corporate Transaction or Change of Control (as defined in the Stock Incentive Plan). For nonemployee directors who receive awards under the Automatic Option Grant Program (as defined in the Stock Incentive Plan), in the event of a Corporate Transaction or Change of Control, all unvested options will vest automatically. Under the Artisoft, Inc. Employee Stock Purchase Plan
("Stock Purchase Plan"), if a Change in Ownership (as defined in the Stock Purchase Plan) occurs, then all outstanding purchase rights will vest and Common Stock will be purchased for the accounts of the Participants (as defined in the Stock Purchase Plan).



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Gary E. Liebl (Chairman) and Kathryn A. Braun. No member of the Compensation Committee was at any time during fiscal 1996, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of the Company's last fiscal year, the Company has not had any, and there are no currently proposed, transactions with any director, executive officer, five percent stockholder or any family members or affiliates of the foregoing persons that are required to be disclosed herein.



                      REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report of the Compensation Committee and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

The Committee recommends the compensation of the Chief Executive Officer to the Board and reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, cash bonus levels, other perquisites and option grants under the Amended 1990 Stock Incentive Plan and the 1994 Stock Incentive Plan (the "Plans"). The Committee is composed entirely of independent outside members of the Company's Board of Directors.



Compensation Philosophy

The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. During fiscal 1996, the Company used base salary, executive officer cash bonuses and stock options under the Plans to achieve these objectives. In carrying out these objectives, the Committee considers the following:



     (1) The level of compensation paid to executive officers in positions of companies similarly situated in size and products. To ensure that pay is competitive, the Committee, from time to time, compares the Company's executive compensation packages with those offered by other companies in the same or similar industries or with other similar attributes. Compensation surveys used by the Company typically include the companies comprising the Nasdaq Computer and Data Processing Stocks used for the comparative graph following this report, as well as other public and private companies comparable in size, products or industry with the Company.

     (2) The individual performance of each executive officer. Individual performance includes meeting individual performance objectives, demonstration of job knowledge, skills, teamwork and acceptance of the Company's core values.

     (3) Corporate performance. Corporate performance is evaluated by factors such as performance relative to competitors, performance relative to business conditions and progress in meeting the Company's objectives and goals.

     (4) The responsibility and authority of each position relative to other positions within the Company. The Committee does not quantitatively weight these factors but considers all of these factors as a whole in establishing executive compensation. The application given each of these factors in establishing the components of executive compensation follows.





Base Salary

Base salaries are established for each executive officer at levels that are intended to be competitive with salaries for comparable positions at other software and computer industry companies of similar size or products. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In conducting annual salary reviews, the Committee considers each individual executive officer's achievements during the prior fiscal year in meeting Company financial and business objectives, as well as the executive officer's performance of individual responsibilities and the Company's financial position and overall performance. While the Committee considers the low, midpoint and upper ranges of base salaries published by compensation surveys in establishing base salaries of each executive officer, the Committee does not have a policy or target of how each executive officer's base salary, or salaries of executive officers as a group, compare with the low, midpoint or upper ranges of compensation surveys.



Performance Bonus

In addition, executives are eligible to receive a performance bonus payable in cash. Performance bonuses are used to provide executive officers with financial incentives to meet six month performance targets of the Company and individual performance objectives. At the beginning of each fiscal year and at mid-year, the Committee establishes a targeted bonus for each executive and establishes the individual performance objectives for the executive to achieve the bonus. For fiscal 1996 the performance bonuses paid under the executive bonus plan were based on results for the second half of such year and were based 35% on attainment of net sales goals, 35% on attainment of operating income goals and 30% on the attainment of individual performance objectives for each of the executives. Executive bonuses were targeted at between 20% and 60% of the executive officers' base salaries, for the applicable period, if the predetermined goals were achieved, with the more senior executive officers having a higher percentage of total compensation from annual cash bonuses. Before any bonus became payable under the executive bonus plan, 80% of both the established net sales and operating income goals for the Company had to be achieved. The bonus attributed to the net sales and operating income components would be fully earned at 100% of both the established goals, and up to 150% of the bonus attributable to each of these components of the bonus could be achieved upon attainment of 133% or more of the goal, provided that the percentage of attainment for the other financial portion of the goal was at least 80%. The individual performance objectives for executives other than the Chief Executive Officer were proposed by management and reviewed and approved by the Committee. Individual performance objectives for the Chief Executive Officer were determined by the Committee and reviewed and approved by the Board of Directors.

Option Grants

The Committee believes that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with the shareholders. The Committee typically awards a stock option grant under the Plans upon hiring executive officers, subject to a four-year vesting schedule. After the initial stock option grant, the Committee considers awarding additional grants, usually on an annual basis, under the Plans. Options are granted at the current market price for the Company's Common Stock and, consequently, have value only if the price of the Company's Common Stock increases over the exercise price for the period during which the options vest.

The size of the initial grant is usually determined with reference to the seniority of the executive officer, the contribution that the executive officer is expected to make to the Company and comparable equity compensation offered by other software and computer industry companies. In determining the size of the periodic grants the Compensation Committee considers prior option grants to the executive officer, independent of whether the options have been exercised, the executive's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year. The Committee believes that these periodic grants provide incentives for executive officers to remain with the Company.



Chief Executive Officer Compensation

In fiscal 1996, the Chief Executive Officer received a salary of $350,000. The amount of such salary was determined by the Compensation Committee based on Mr. Keiper's performance in the effective disposition of the assets of Eagle Technology, the development of an aggressive product plan, the development of a new business strategy for the Company and the recognition by the Committee and the Board of Directors in the importance of his leadership in the future success of the Company. See "Employment Agreements and Change in Control Agreements."

Mr. Keiper was also awarded a performance bonus for the second half of fiscal 1996 (30% of his base salary for the period). The amount of such bonus was determined by the Compensation Committee taking into account the operational results of the Company for the second half of fiscal 1996, the Chief Executive Officer's contribution to the Company and the achievement of his individual performance objectives including development of a technology and product strategy for the Company and the evaluation of a range of acquisition opportunities to provide productive synergies for timely and profitable growth.



                             Respectfully submitted,



                             Compensation Committee
                                  Gary E. Liebl
                                  Kathryn Braun

                         COMPARISON OF STOCK PERFORMANCE

The following graph compares the cumulative total returns for the Company's Common Stock ("ASFT"), the Standard & Poor's 500 ("S&P 500") and the Nasdaq Computer and Data Processing Stocks ("NCDPS") for the period commencing September 20, 1991, and ending June 30, 1996.(1)

         9/91 12/91  3/92  6/92   9/92  12/92 3/93  6/93  9/93 12/93  3/94  6/94 12/94   9/94  3/95  6/95  6/95  12/95  3/96   6/96
         ---- -----  ----  ----   ----  ----- ----  ----  ---- -----  ----  ---- -----   ----  ----  ----  ----  -----  ----   ----
ASFT     $100  $156  $138  $126    $66   $84   $45   $36   $51   $77  $101   $77   $54    $41   $46   $43   $55    $33   $41   $45
S&P 500  $100  $108  $106  $108   $111  $117  $122  $122  $125  $128  $123  $124  $130   $130  $143  $156  $169   $177  $188  $197
NCDPS    $100  $124  $125  $110   $118  $134  $140  $140  $141  $141  $143  $140  $156   $172  $193  $229  $250   $261  $274  $304

- -----------------------------------------------------

1 The Company's initial public offering was on September 20, 1991. The Company's last fiscal year ended on June 30, 1996. The graph assumes that $100 was invested on September 20, 1991, at the relevant closing prices on that date, and that any dividends were reinvested.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes, as of June 30, 1996, information regarding the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and the other three highest compensated executive officers of the Company, and (iv) all executive officers and directors of the Company as a group:
                                                            Percent of Artisoft
                                       Amount and Nature        Common Stock
Name of Beneficial Owner(1)       of Beneficial Ownership(1)    Outstanding
- ---------------------------       ------------------------      -----------

Gerald R. Forsythe(2)                     1,401,200                 9.7%
1075 Noel Avenue
Wheeling, IL  60090

William C. Keiper(3)                       536,408                  3.7%
                                           193,379                  1.3%
Joel J. Kocher(4)

William T. Peterson, III(5)                53,107                     *

Justin Priestly(6)                         12,262                     *

Gary E. Liebl(7)                           26,300                     *
1082 Country Hills Drive
Santa Ana, CA  92705

Jock Patton(8)                              8,100                     *
100 West Clarendon
Phoenix, AZ  85013

Kathryn A. Braun(8)                         8,100                     *
8105 Irvine Center Drive
Irvine, CA  92718

All executive officers and directors       888,327                  6.1%
as a group (10 persons)(9)

*  Less than 1%.
- -----------------------------------------------------

1 Unless otherwise noted, the persons listed in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise noted, the business address of each of the beneficial owners is 2202 North Forbes Boulevard, Tucson, Arizona 85745.

2 According to Amendment No. 1, dated June 25, 1996, to the Schedule 13D filed by Mr. Gerald R. Forsythe, Indeck Power Equipment Company, and Indeck Energy Services, Inc. the shares of Common Stock are owned separately by each of the reporting persons. Mr. Forsythe is Chairman & CEO of Indeck Power Equipment Company and Chairman & CEO of Indeck Energy Services, Inc.

3 Includes 510,803 shares of Common Stock subject to options exercisable within 60 days of June 30, 1996.

4 Includes 153,214 shares of Common Stock subject to options exercisable within 60 days of June 30, 1996.

5 Includes 52,807 shares of Common Stock subject to options exercisable within 60 days of June 30, 1996.

6 Includes 12,262 shares of Common Stock subject to options exercisable within 60 days of June 30, 1996.

7 Includes 19,200 shares of Common Stock subject to options exercisable within 60 days of June 30, 1996.

8 Includes 7,100 shares of Common Stock subject to options exercisable within 60 days of June 30, 1996.

9 Includes 807,234 shares of Common Stock subject to options exercisable within 60 days of June 30, 1996.

        SHAREHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company's 1997 annual shareholders' meeting must be received by the Company no later than June 24, 1997, to be evaluated by the Board for inclusion in the proxy statement for that meeting.



                             DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than as set forth above. The enclosed Proxy gives discretionary authority, however, in the event that any additional matters should be presented.



                         1996 ANNUAL REPORT ON FORM 10-K

Copies of the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996, as filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder to whom this proxy statement is delivered upon written request to the Secretary, Artisoft, Inc., 2202 North Forbes Boulevard, Tucson, Arizona 85745.





                                             By the Board of Directors,

                                             /s/ Ernest E. East
                                             --------------------------------
                                             Ernest E. East
                                             Vice President, General Counsel
                                             and Secretary

                                                                          Notice
                                                                       of Annual
                                                                      Meeting of
                                                                    Shareholders
                                                                       and Proxy
                                                                       Statement

                                                                        Artosoft
                                                  All shareholders are requested
                                               to date, sign and return promptly
                                                              the enclosed proxy

- --------------------------------------------------------------------------------
PROXY                                                                      PROXY
                                 ARTISOFT, INC.
                 2202 NORTH FORBES BLVD., TUCSON, ARIZONA 85745

          This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned appoints William C. Keiper, Joel J. Kocher and Ernest E. East, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote, as designated on the reverse side hereof, all shares of common stock of Artisoft, Inc. held by the undersigned on September 5, 1996, at the annual shareholders' meeting to be held on October 22, 1996, and at any adjournment or postponement of the meeting. In their discretion, the proxies are authorized to vote such shares upon such other business as may properly come before the meeting.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


                (Continued and to be SIGNED on the reverse side)
- --------------------------------------------------------------------------------

                                 ARTISOFT, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[                                                                              ]

The Board of Directors recommends a vote FOR each of the proposals listed below.

1. Election of Directors--
   Nominees:  Kathryn A. Braun, Gary E. Liebl

FOR          WITHHOLD          FOR ALL (Except Nominee(s) written below)
[ ]            [ ]               [ ]    ________________________________________

2. Ratification of the appointment of KPMG Peat Marwick
   LLP as independent auditors.

FOR          AGAINST          ABSTAIN
[ ]            [ ]              [ ]

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each of the listed proposals and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the proxies.


                                          Dated:__________________________, 1996

                                       Signature(s)_____________________________

                                       _________________________________________

                                       Please  sign  exactly as name  appears at
                                       left.  When  shares  are  held  by  joint
                                       tenants,  both should sign.  When signing
                                       as  attorney,  executor,   administrator,
                                       trustee  or  guardian,  please  give full
                                       title as such. If a  corporation,  please
                                       sign in full  corporate name by president
                                       or  other   authorized   officer.   If  a
                                       partnership, please sign in partnership name by authorized person.